EXHIBIT 11
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                                                              EXECUTION COPY







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                         AGREEMENT AND PLAN OF MERGER


                                 by and among


                       BERKSHIRE REALTY HOLDINGS, L.P.,


                           BRI ACQUISITION SUB, LP,


                          BERKSHIRE APARTMENTS, INC.


                                      and


                          BRI OP LIMITED PARTNERSHIP


                              __________________

                                April 13, 1999

                              __________________



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                               TABLE OF CONTENTS


                                                                          Page

ARTICLE 1THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         Section 1.1      The Partnership Merger  . . . . . . . . . . . . .  2
         Section 1.2      Closing; Effective Time . . . . . . . . . . . . .  2
         Section 1.3      Certificate and Agreement of Limited
                    Partnership; Officers   . . . . . . . . . . . . . . . .  2
         Section 1.4      Conversion of Seller OP Units . . . . . . . . . .  3
         Section 1.5      Conversion of Units Owned by Seller General
                    Partner   . . . . . . . . . . . . . . . . . . . . . . .  3
         Section 1.6      Parent and Seller-Owned Interests . . . . . . . .  4
         Section 1.7      Conversion of Interests in Buyer Operating
                    Partnership   . . . . . . . . . . . . . . . . . . . . .  4
         Section 1.8      Cancellation and Retirement of Seller OP
                    Units   . . . . . . . . . . . . . . . . . . . . . . . .  4
         Section 1.9      Interest Elections  . . . . . . . . . . . . . . .  4
         Section 1.10     Payment for Seller OP Units . . . . . . . . . . .  5
         Section 1.11     Further Assurances  . . . . . . . . . . . . . . .  6

ARTICLE 2REPRESENTATIONS AND WARRANTIESOF SELLER GENERAL PARTNER AND
         THE SELLER PARTNERSHIP . . . . . . . . . . . . . . . . . . . . . .  6
         Section 2.1      Organization, Standing and Power  . . . . . . . .  6
         Section 2.2      Authority; Noncontravention; Consents . . . . . .  7
         Section 2.3      Information Supplied  . . . . . . . . . . . . . .  8

ARTICLE 3REPRESENTATIONS AND WARRANTIESOF PARENT AND BUYER OPERATING
         PARTNERSHIP  . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         Section 3.1      Organization, Standing and Power  . . . . . . . .  8
         Section 3.2      Authority; Noncontravention; Consents.  . . . . .  9
         Section 3.3      Information Supplied  . . . . . . . . . . . . . . 10

ARTICLE 4COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         Section 4.1      Reasonable Best Efforts; Additional Actions . . . 11
         Section 4.2      Notification of Certain Matters . . . . . . . . . 11
         Section 4.3      Consent Solicitation Statement; Securities
                    Filings   . . . . . . . . . . . . . . . . . . . . . . . 11




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                                                                          Page

ARTICLE 5
         CONDITIONS TO CONSUMMATION OF THE PARTNERSHIP MERGER . . . . . . . 12
         Section 5.1      Conditions to Each Party's Obligations to
                    Effect the
                           Partnership Merger.  . . . . . . . . . . . . . . 12
         Section 5.2      Conditions to Seller General Partner's and
                    the Seller
                           Partnership's Obligations to Effect the Partnership
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         Section 5.3      Conditions to Parent's and Buyer Operating
                    Partnership's
                           Obligations to Effect the Partnership  . . . . . 14

ARTICLE 6TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         Section 6.1      Termination . . . . . . . . . . . . . . . . . . . 15
         Section 6.2      Procedure for and Effect of Termination . . . . . 15

ARTICLE 7MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         Section 7.1      Amendment and Modification  . . . . . . . . . . . 15
         Section 7.2      Waiver of Compliance; Consents  . . . . . . . . . 15
         Section 7.3      Survival  . . . . . . . . . . . . . . . . . . . . 15
         Section 7.4      Notices . . . . . . . . . . . . . . . . . . . . . 15
         Section 7.5      Assignment  . . . . . . . . . . . . . . . . . . . 17
         Section 7.6      GOVERNING LAW . . . . . . . . . . . . . . . . . . 17
         Section 7.7      Counterparts  . . . . . . . . . . . . . . . . . . 17
         Section 7.8      Enforcement . . . . . . . . . . . . . . . . . . . 18
         Section 7.9      Interpretation  . . . . . . . . . . . . . . . . . 18
         Section 7.10     Entire Agreement  . . . . . . . . . . . . . . . . 18
         Section 7.11     No Third Party Beneficiaries  . . . . . . . . . . 18
         Section 7.12     Severability  . . . . . . . . . . . . . . . . . . 18
         Section 7.13     Tax Election  . . . . . . . . . . . . . . . . . . 18


EXHIBITS

Exhibit A           Partnership Agreement









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                         AGREEMENT AND PLAN OF MERGER

                    AGREEMENT AND PLAN OF MERGER, dated as of April 13, 1999, by and among BERKSHIRE REALTY HOLDINGS, L.P., a Delaware limited partnership ("Parent"), BRI ACQUISITION SUB, LP, a Delaware limited partnership ("Buyer Operating Partnership"), BERKSHIRE APARTMENTS, INC., a Delaware corporation ("Seller General Partner"), and BRI OP LIMITED PARTNERSHIP, a Delaware limited partnership (the "Seller Partnership").

                    WHEREAS, the respective Boards of Directors (or comparable body or entity) of Parent, BRI Acquisition, LLC ("Buyer") and Berkshire Realty Company, Inc., a Delaware corporation (the "Seller"), have approved the acquisition of the Seller and its assets (including, without limitation, the Seller's direct and indirect interest in the Seller Partnership) by Parent on the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of April 13, 1999 (the "Merger Agreement"), by and among Parent, Buyer and the Seller;

                    WHEREAS, it is proposed that, immediately prior to the merger of the Buyer and Seller as contemplated by the Merger Agreement (the "Merger"), Buyer Operating Partnership will merge with and into the Seller Partnership (the "Partnership Merger") on the terms and subject to the conditions of this Agreement;

                    WHEREAS, the Board of Directors of Seller General Partner, in light of and subject to the terms and conditions set forth herein, (i) approved this Agreement and (ii) resolved to recommend that the holders of Seller OP Units adopt this Agreement and approve the Partnership Merger;

                    WHEREAS, Parent, Buyer Operating Partnership, Seller General Partner and the Seller Partnership desire to make certain representations, warranties, covenants and agreements in connection with the Partnership Merger and also to prescribe various conditions thereto; and

                    WHEREAS, capitalized terms used herein and not otherwise defined have the respective meanings given them in the Merger Agreement.

                    NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:







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                                   ARTICLE 1

                                  THE MERGER

                    Section 1.1 The Partnership Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) and in accordance with the Revised Uniform Limited Partnership Act of the State of Delaware (the "DRULPA"), Buyer Operating Partnership shall be merged with and into the Seller Partnership, with the Seller Partnership as the surviving partnership in the Partnership Merger (the "Surviving Operating Partnership"). At the Effective Time, the separate existence of Buyer Operating Partnership shall cease and the other effects of the Partnership Merger shall be as set forth in Section 17-211 of the DRULPA.

                    Section 1.2 Closing; Effective Time. Provided that the conditions set forth in Article 5 have been satisfied (or waived by the appropriate party), the closing of the Partnership Merger (the "Closing") shall take place at the place of the closing of the Merger set forth in
Section 1.2(a) of the Merger Agreement, on the Closing Date immediately prior to the closing of the Merger, or at such other place, at such other time or on such other date as the parties hereto may mutually agree. At the Closing, the parties hereto shall cause a certificate of merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DRULPA. The Partnership Merger shall become effective as of the date and time of such filing, or such other time within 24 hours after such filing as the parties hereto shall agree to be set forth in the Certificate of Merger (the "Effective Time"), which, in either case, shall be immediately prior to the effective time of the Merger. If the closing date of the Merger has been extended as contemplated under Section 1.2(b) of the Merger Agreement, then for purposes of the conditions set forth in Section 5.3 hereof, all references in the lettered subsections thereof to the term "Closing Date" shall be deemed to mean the Satisfaction Date, and the certificates and other documents to be delivered by the parties pursuant to Section 5.3 hereof shall be delivered on and as of the Satisfaction Date. The parties hereto agree that none of the conditions set forth in Section 5.3 shall be required to be satisfied at any time after the Satisfaction Date.

                    Section 1.3 Certificate and Agreement of Limited Partnership; Officers.

                          (a)  At the Effective Time, and without any further
action on the part of Buyer Operating Partnership or the Seller Partnership, the agreement of limited partnership and the certificate of limited partnership of the Seller Partnership, as in effect immediately prior to the Effective Time, shall become, from and after the Effective Time, the agreement of limited partnership and the certificate of limited partnership



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of the Surviving Operating Partnership, until thereafter amended as provided therein and under applicable law.

                          (b)  The officers of the Seller Partnership
immediately prior to the Effective Time shall become, from and after the Effective Time, the officers of the Surviving Operating Partnership, until their respective successors are duly elected or appointed and shall qualify or their earlier resignation or removal.

                    Section 1.4   Conversion of Seller OP Units.  The
Seller OP Units issued and outstanding immediately prior to the Effective Time (other than Seller OP Units owned by Seller General Partner, which shall be treated as set forth in Section 1.5, and other than Seller OP Units to be canceled in accordance with Section 1.6) shall, at the Effective Time, be converted into the following (the consideration set forth in clauses (a), (b) and (c) below being collectively referred to as the "Merger Consideration"):

                                  (a)   for each Seller OP Unit with respect
         to which an election to receive a Class A Preferred Unit (as defined below) has been effectively made pursuant to Section 1.9 and not revoked or lost ("Class A Electing Units"), the right to receive one fully paid and nonassessable "Class A Preferred Unit" (each, a "Class A Preferred Unit") as defined in the partnership agreement of Parent attached hereto as Exhibit A (the "Partnership Agreement");

                                  (b)   for each Seller OP Unit with respect
         to which an election to receive a Class B Unit (as defined below) has been effectively made pursuant to Section 1.9 and not revoked or lost ("Class B Electing Units"), the right to receive one fully paid and nonassessable "Class B Unit" as defined in the Partnership Agreement (each, a "Class B Unit"); and

                                  (c)   for each Seller OP Unit, other than
         Class A Electing Units and Class B Electing Units, the right to receive in cash, without interest, an amount equal to the Common Merger Consideration (the "Cash Election Price").

                    Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Seller OP Units,
Class A Preferred Units (if any) or Class B Units (if any) shall have been changed into a different number of units or a different class by reason of any distribution, dividend, subdivision, reclassification, recapitalization, split, combination or exchange of Seller OP Units, Class A Preferred Units (if any) or Class B Units (if any), the Merger Consideration shall be




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correspondingly adjusted to reflect such distribution, dividend, subdivision, reclassification, recapitalization, split, combination or exchange.

                    Section 1.5 Conversion of Units Owned by Seller General Partner. The Seller OP Units that are owned by Seller General Partner immediately prior to the Effective Time (collectively, the "Seller GP Interest") shall, at the Effective Time, by virtue of the Partnership Merger and without any action on the part of Seller General Partner, be converted into a 1% general partnership interest in the Surviving Operating
Partnership.

                    Section 1.6 Parent and Seller-Owned Interests. Each Seller OP Unit that is owned by Parent or the Seller immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Partnership Merger and without any action on the part of Parent or the Seller, automatically be canceled and retired and cease to exist, and no consideration shall be delivered in exchange therefor.

                    Section 1.7   Conversion of Interests in Buyer Operating
Partnership.    The aggregate limited partnership interests in Buyer
Operating Partnership issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Partnership Merger and without any action on the part of Parent, be converted into a 99% limited partnership interest in the Surviving Operating Partnership. The aggregate general partnership interests in Buyer Operating Partnership issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Partnership Merger and without any action on the part of Buyer, automatically be canceled and retired and cease to exist, and no consideration shall be delivered in exchange therefor.
                    Section 1.8 Cancellation and Retirement of Seller OP Units. Each Seller OP Unit converted into the right to receive the Merger Consideration pursuant to Section 1.4 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Seller OP Unit shall cease to have any rights with respect thereto, except for the right to receive the Merger Consideration, if any, applicable thereto.

                    Section 1.9   Interest Elections.

                          (a)     Subject to Section 1.9(e), each holder of a
Seller OP Unit shall be entitled, with respect to all, but not less than all, of such holder's Seller OP Units, to make an unconditional election, on or prior to the Election Date (as defined in Section 1.9(b)), to receive
(i) Class A Preferred Units or Class B Units (a "Non-Cash Election") or




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(ii) the Cash Election Price (a "Cash Election"), on the basis hereinafter set forth.

                          (b)     Buyer Operating Partnership shall prepare,
and the Seller Partnership shall mail pursuant to Section 4.3(a), a form of election, which form shall be subject to the reasonable approval of Seller General Partner (the "Form of Election"). The Form of Election shall be used by each holder of a Seller OP Unit to designate such holder's election to exchange all, but not less than all, of the Seller OP Units held by such holder into either Class A Preferred Units, Class B Units or the Cash Election Price. Any such holder's election to receive Class A Preferred Units, Class B Units or the Cash Election Price shall be deemed to have been properly made only if Parent shall have received at its principal executive office, not later than 5:00 p.m., New York City time on the date that is five business days before the scheduled date of the Seller Shareholders Meeting (the "Election Date"), a Form of Election specifying whether such holder elects to receive Class A Preferred Units, Class B Units or the Cash Election Price and otherwise properly completed and signed. The Form of Election shall state therein the date that constitutes the Election Date.

                          (c)     A Form of Election may be revoked by any
holder of a Seller OP Unit only by written notice received by Parent prior to 5:00 p.m., New York City time, on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Partnership Merger has been abandoned.
                          (d)     The reasonable determination of Parent
shall be binding as to whether or not elections to receive Class A Preferred Units, Class B Units or the Cash Election Price have been properly made or revoked pursuant to this Section 1.9 and when elections and revocations were received by it. If Parent determines that any election to receive Class A Preferred Units, Class B Units or the Cash Election Price was not properly made, the Seller OP Units with respect to which such election was not properly made shall be treated by Parent as Seller OP Units for which a Cash Election was made, and such Seller OP Units shall be converted in accordance with Section 1.4(c). Parent may, with the agreement of Seller General Partner, make such rules as are consistent with this Section 1.9 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

                          (e)     Parent reserves the right to require any
holder of Seller OP Units, as a condition to making a Non-Cash Election with respect to such holder's Seller OP Units, to (i) represent to Parent that such holder is an "Accredited Investor" (as such term is defined under Rule 501 promulgated under the Securities Act) and (ii) agree to abide by the terms of the Partnership Agreement and to become a party thereto.



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                    Section 1.10  Payment for Seller OP Units.

                          (a)     Payment.  Promptly after the Effective
Time, Parent shall pay the Merger Consideration to which holders of Seller OP Units shall be entitled at the Effective Time pursuant to Section 1.4(c). Parent shall be entitled to deduct and withhold, from the consideration otherwise payable pursuant to Section 1.4(c) to any former holder of Seller OP Units, such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Seller OP Units in respect of which such deduction and withholding was made by Parent.

                          (b)     No Further Ownership Rights in Seller OP
Units.  The Merger Consideration delivered in accordance with the terms of
Article 1 shall be deemed to have been issued (or paid, as applicable) in full satisfaction of all rights pertaining to the Seller OP Units.

                    Section 1.11 Further Assurances. If, at any time after the Effective Time, the Surviving Operating Partnership shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Operating Partnership the right, title or interest in, to or under any of the rights, properties or assets of the Seller Partnership acquired or to be acquired by the Surviving Operating Partnership as a result of, or in connection with, the Partnership Merger or otherwise to carry out this Agreement, the Surviving Operating Partnership shall be authorized to execute and deliver, in the name and on behalf of each of Buyer Operating Partnership and the Seller Partnership or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Buyer Operating Partnership and the Seller Partnership or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Operating Partnership or otherwise to carry out this Agreement.












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                                   ARTICLE 2

                        REPRESENTATIONS AND WARRANTIES
             OF SELLER GENERAL PARTNER AND THE SELLER PARTNERSHIP

                    Each of Seller General Partner and the Seller Partnership represents and warrants to Parent and Buyer Operating Partnership as follows:

                    Section 2.1 Organization, Standing and Power. Each of Seller General Partner and Seller Partnership is duly organized and validly existing under the Laws of Delaware. Each of Seller General Partner and Seller Partnership has the requisite corporate or limited partnership power and authority to carry on its business as now being conducted. Each of Seller General Partner and Seller Partnership is duly qualified or licensed to do business as a foreign corporation or limited partnership and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Seller Material Adverse Effect. Each of Seller General Partner and Seller Partnership has delivered to Parent complete and correct copies of its Certificate of Incorporation and By-laws or similar organizational documents, in each case, as amended to the date of this Agreement.

                    Section 2.2   Authority; Noncontravention; Consents.

                          (a)     Each of Seller General Partner and Seller
Partnership has the requisite corporate or limited partnership power and authority to enter into this Agreement and, subject to the Seller Partner Approval, to consummate the transactions contemplated by this Agreement to which it is a party. The execution and delivery of this Agreement by Seller General Partner and Seller Partnership and the consummation by Seller General Partner and Seller Partnership of the transactions contemplated by this Agreement to which Seller General Partner and/or Seller Partnership is a party have been duly authorized by all necessary corporate or limited partnership action on the part of Seller General Partner and Seller Partnership, except for and subject to the Seller Partner Approval. This Agreement has been duly executed and delivered by Seller General Partner and Seller Partnership and constitutes a valid and binding obligation of each of Seller General Partner and Seller Partnership, enforceable against each of Seller General Partner and Seller Partnership in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors' rights and general principles of equity.




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                          (b)     The execution and delivery of this
Agreement by each of Seller General Partner and Seller Partnership does not, and the consummation of the transactions contemplated by this Agreement to which it is a party and compliance by it with the provisions of this Agreement will not, require any consent, approval or notice under, or conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Seller General Partner, Seller Partnership or any of their Subsidiaries under, (i) the Certificate of Incorporation or the By-laws or the comparable certificate of incorporation or organizational documents or partnership or similar agreement (as the case may be) of Seller General Partner, Seller Partnership or any of their Subsidiaries, each as amended or supplemented to the date hereof, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease, joint venture agreement, development agreement, benefit plan or other agreement, instrument, permit, concession, franchise or license applicable to Seller General Partner, Seller Partnership or any of their Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to Seller General Partner, Seller Partnership or any of their Subsidiaries, or their respective properties or assets, other than, in the case of clause (ii) (other than such items relating to the incurrence of indebtedness) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not reasonably be expected to (x) have a Seller Material Adverse Effect or (y) prevent or delay beyond December 31, 1999 the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to Seller General Partner, Seller Partnership or any of their Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Seller General Partner or Seller Partnership of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) the filing of a Form D with the SEC and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 2.5 to the Seller Disclosure Letter, (B) as may be required under (y) federal, state or local environmental Laws or (z) the "blue sky" laws of various states, to the extent applicable or (C) which, if



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not obtained or made, would not prevent or delay beyond December 31, 1999 the consummation of any of the transactions contemplated by this Agreement or otherwise prevent or delay beyond December 31, 1999 Seller from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Seller Material Adverse Effect.

                    Section 2.3 Information Supplied. None of the information supplied by Seller General Partner or the Seller Partnership for inclusion or incorporation by reference in the Consent Solicitation Statement (as defined in Section 4.3) or the other Solicitation Documents (as defined
Section 4.3) shall, at the time the Solicitation Documents are mailed to the holders of Seller OP Units and at the Closing Date, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES
                   OF PARENT AND BUYER OPERATING PARTNERSHIP

                    Each of Parent and Buyer Operating Partnership represents and warrants to Seller General Partner and the Seller Partnership as follows:

                    Section 3.1   Organization, Standing and Power.

                          (a)     Parent is a limited partnership duly
organized and validly existing under the Laws of Delaware and has the requisite power and authority to carry on its business as now being conducted. Parent is duly qualified or licensed to do business as a foreign limited partnership and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement. Parent has delivered to Seller complete and correct copies of its organizational documents as amended or supplemented to the date of this Agreement. Attached hereto as Exhibit A is a complete and correct copy of the Partnership Agreement. The Partnership Agreement has not been amended subsequent to the date hereof, except for such amendments as are permitted under Section 4.3(c) of the Merger Agreement.





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                          (b)     Buyer Operating Partnership is a limited
partnership duly organized and validly existing under the Laws of Delaware and has the requisite power and authority to carry on its business as now being conducted. Buyer Operating Partnership is duly qualified or licensed to do business as a foreign limited partnership and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualifications or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the ability of Buyer Operating Partnership to consummate the transactions contemplated by this Agreement. Buyer Operating Partnership has delivered to Seller complete and correct copies of its organizational documents as amended or supplemented to the date of this Agreement.

                          (c)     Parent and Buyer Operating Partnership are
newly formed and, except for activities incident to the acquisition of Seller Partnership, neither Parent nor Buyer Operating Partnership has (i) engaged in any business activities of any type or kind whatsoever or (ii) acquired any property of any type or kind whatsoever.

                    Section 3.2   Authority; Noncontravention; Consents.

                          (a)     Each of Parent and Buyer Operating
Partnership has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement to which it is a party. The execution and delivery of this Agreement by Parent and Buyer Operating Partnership and the consummation by Parent and Buyer Operating Partnership of the transactions contemplated by this Agreement to which Parent and/or Buyer Operating Partnership is a party have been duly authorized by all necessary partnership action on the part of Parent and Buyer Operating Partnership (including, without limitation, the issuance of the Class A Preferred Units and the Class B Units in the Partnership Merger). This Agreement has been duly executed and delivered by Parent and Buyer Operating Partnership and constitutes a valid and binding obligation of each of Parent and Buyer Operating Partnership, enforceable against each of Parent and Buyer Operating Partnership in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors' rights and general principles of equity.

                          (b)     The execution and delivery of this
Agreement by each of Parent and Buyer Operating Partnership does not, and the consummation of the transactions contemplated by this Agreement to which Parent and/or Buyer is a party and compliance by each of Parent and Buyer Operating Partnership with the provisions of this Agreement will not,



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

conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under,
(i) the organizational documents of Parent (including the Partnership Agreement) or Buyer Operating Partnership or the comparable certificate of incorporation or organizational documents or partnership or similar agreement (as the case may be) of any other Subsidiary of the Parent, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not reasonably be expected to (x) have a Parent Material Adverse Effect or
(y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Buyer Operating Partnership or the consummation by Parent or Buyer Operating Partnership of any of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware,
(ii) such filings as may be required in connection with the payment of any Transfer Taxes, (iii) any filings required under the HSR Act, (iv) the filing of a Form D with the SEC and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as may be required under federal, state or local environmental Laws, (B) the "blue sky" laws of various states, to the extent applicable, or (C) which, if not obtained or made, would not prevent or delay beyond December 31, 1999 the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Parent or Buyer Operating Partnership from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Parent Material Adverse Effect.

                    Section 3.3 Information Supplied. None of the information supplied by Parent or Buyer Operating Partnership for inclusion or incorporation by reference in the Consent Solicitation Statement or the other Solicitation Documents shall, at the time the Solicitation Documents are mailed to the holders of Seller OP Units and at the Closing Date, contain any untrue statement of material fact or omit to state any material fact



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

necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE 4

                                   COVENANTS

                    Section 4.1 Reasonable Best Efforts; Additional Actions. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by, and in connection with, this Agreement. In connection with and without limiting the foregoing, Seller General Partner shall take all necessary action to obtain the requisite consent of the holders of Seller OP Units to adopt this Agreement and approve the Partnership Merger prior to the closing of the Merger.

                    Section 4.2 Notification of Certain Matters. Each of Seller General Partner and the Seller Partnership shall give notice to Parent and Buyer Operating Partnership, and each of Parent and Buyer Operating Partnership shall give notice to Seller General Partner and the Seller Partnership, promptly upon becoming aware of (a) any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or would reasonably be expected to cause any representation or warranty that is qualified as to materiality in this Agreement to be untrue or inaccurate or any representation or warranty that is not so qualified to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Closing Date and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 4.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                    Section 4.3 Consent Solicitation Statement; Securities Filings.

                          (a)     Seller Partnership and Parent shall jointly
and promptly prepare a Consent Solicitation Statement soliciting the written consent of the holders of Seller OP Units to the adoption of this Agreement and the approval of the Partnership Merger (the "Consent Solicitation Statement"), which Consent Solicitation Statement shall contain a description of the terms of the Class A Preferred Units and the Class B Units and the



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

recommendation of Seller General Partner's Board of Directors that the holders of Seller OP Units consent to the adoption of this Agreement and the approval of the Partnership Merger. The Consent Solicitation Statement shall comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder applicable to an offering of securities exempt from registration under the Securities Act pursuant to Rule 506 thereunder. As soon as practicable following the mailing of the Proxy Statement in connection with the Merger, Seller Partnership shall mail the Consent Solicitation Statement, together with a form of written consent, a Form of Election and any other documents relating thereto (collectively, the "Solicitation Documents"), to the holders of Seller OP Units. Seller Partnership and Parent shall consult and cooperate with each other in the preparation of the Solicitation Documents. All mailings to the holders of Seller OP Units in connection with the Partnership Merger, including the Solicitation Documents, shall be subject to the prior review, comment and approval of Parent (such approval not to be unreasonably withheld or delayed). Parent shall take all actions required to be taken under any applicable federal and state securities laws in connection with the issuance of the Class A Preferred Units and the Class B Units in the Partnership Merger pursuant to this Agreement, including but not limited to the filing with the SEC of a "Notice of Sale of Securities Pursuant to Regulation D" on Form D.

                          (b)     Parent, on the one hand, and Seller
Partnership, on the other hand, shall each advise the other promptly if, prior to the Closing Date, it obtains knowledge of any facts that would make it necessary to amend any of the Solicitation Documents in order to render the statements therein not false or misleading or to comply with applicable law. Seller Partnership and Parent shall promptly amend or supplement any information in such documents if and to the extent that such information has become false or misleading, and Seller Partnership shall take all steps necessary to disseminate the amended documents or supplements to the holders of Seller OP Units, in each case, as and to the extent required by applicable law.

                                   ARTICLE 5

             CONDITIONS TO CONSUMMATION OF THE PARTNERSHIP MERGER

                    Section 5.1 Conditions to Each Party's Obligations to Effect the Partnership Merger. The respective obligations of each party hereto to effect the Partnership Merger is subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the parties hereto with respect to such party's conditions, to the extent permitted by applicable law:



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

                          (a)     Conditions to the Merger.  All of the
conditions to the closing of the Merger shall have been satisfied or waived in accordance with the terms of the Merger Agreement (other than those set forth in Section 6.2(h), 6.2(i) or 6.3(f) of the Merger Agreement).

                          (b)     Unitholders' Consent.  The requisite
consent of the holders of the Seller OP Units to adopt this Agreement and approve the Partnership Merger shall have been obtained; and

                          (c)     No Injunctions or Restraints.  No temporary
restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Partnership Merger or any of the other transactions contemplated hereby shall be in effect.

                          (d)     HSR Act.  All applicable waiting periods
(and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

                    Section 5.2 Conditions to Seller General Partner's and the Seller Partnership's Obligations to Effect the Partnership Merger. The obligation of Seller General Partner and the Seller Partnership to effect the Partnership Merger is also subject to the satisfaction (or waiver by Seller General Partner and the Seller Partnership) on or prior to the Closing Date of each of the following additional conditions:

                          (a)     Accuracy of Representations and Warranties.
All representations and warranties made by each of Parent and Buyer Operating Partnership herein shall be true and correct in all material respects (except for representations having a materiality, Parent Material Adverse Effect or Buyer Material Adverse Effect qualification, which shall be true and correct in all respects) as of the date of the Agreement and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that are made as of a specified date or time, which shall be true and correct in all material respects (except for representations having a materiality, Parent Material Adverse Effect or Buyer Material Adverse Effect qualification, which shall be true and correct in all respects) only as of such specific date or time.

                          (b)     Compliance with Covenants.  Each of Parent
and Buyer Operating Partnership shall have performed in all material respects all obligations and agreements, and complied in all material respects with covenants, contained in this Agreement to be performed or complied with by it prior to or as of the Closing Date.



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

                          (c)     Officer's Certificate.  Seller General
Partner and the Seller Partnership shall have received a certificate of Parent, dated as of the Closing Date, signed by an executive officer of Parent to evidence satisfaction of the conditions set forth in Sections 5.2(a) and (b).

                    Section 5.3 Conditions to Parent's and Buyer Operating Partnership's Obligations to Effect the Partnership. The obligation of Parent and Buyer Operating Partnership to effect the Partnership Merger is also subject to the satisfaction (or waiver by Parent and Buyer Operating Partnership) at or prior to the Closing Date of each of the following additional conditions:

                          (a)     Accuracy of Representations and Warranties.
All representations and warranties made by each of Seller General Partner and the Seller Partnership herein shall be true and correct in all material respects (except for representations having a materiality or Seller Material Adverse Effect qualification, all of which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that are made as of a specified date or time, which shall be true and correct in all material respects (except for representations having a materiality or Seller Material Adverse Effect qualification, which shall be correct in all respects) only as of such specific date or time.

                          (b)     Compliance with Covenants.  Each of Seller
General Partner and the Seller Partnership shall have performed in all material respects all obligations and agreements, and complied in all material respects with covenants, contained in this Agreement to be performed or complied with by it prior to or as of the Closing Date.

                          (c)     Officer's Certificate.  Parent and Buyer
Operating Partnership shall have received a certificate of Seller General Partner, dated as of the Closing Date, signed by an executive officer of Seller General Partner to evidence satisfaction of the conditions set forth in Sections 5.3(a) and (b).

                          Notwithstanding anything to the contrary in this
Agreement, none of the initiation, threat or existence of any legal action of any kind with respect to this Agreement or the Merger Agreement or any transaction contemplated hereby or thereby, including without limitation any action initiated, threatened or maintained by any stockholder of the Seller or any holders of Seller OP Units, whether alleging rights with respect to Dissenting Shares, claims under any Federal or state securities law, contract



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

or tort claims, for breach of fiduciary duty or otherwise, will constitute a failure of the conditions set forth in Sections 5.2(a), 5.2(b), 5.3(a) or 5.3(b) (and no such action shall cause an executive officer of Seller General Partner or of Parent to be unable to deliver a certificate attesting to compliance with such conditions) unless that action has resulted in the granting of injunctive relief that prevents the consummation of the Partnership Merger and the other transaction contemplated hereby or thereby, and such injunctive relief has not been dissolved or vacated.


                                   ARTICLE 6

                                  TERMINATION

                    Section 6.1 Termination. This Agreement shall terminate, without any further action on the part of the parties hereto, upon the termination of the Merger Agreement in accordance with its terms. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by the mutual written consent of the parties hereto.

                    Section 6.2 Procedure for and Effect of Termination. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party under the terms of this Agreement.


                                   ARTICLE 7

                                 MISCELLANEOUS

                    Section 7.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by each of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after this Agreement is adopted by the holders of Seller OP Units, no such amendment shall be made which requires the approval of such holders.

                    Section 7.2 Waiver of Compliance; Consents. Any failure of Parent or Buyer Operating Partnership, on the one hand, or Seller General Partner or the Seller Partnership, on the other hand, to comply with any obligation, covenant, agreement or condition herein may, subject to
Section 7.1, be waived by Parent and Buyer Operating Partnership or Seller General Partner and the Seller Partnership, respectively, only by a written



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

instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.2 and in Section 7.1.

                    Section 7.3 Survival. The respective representations and warranties of Parent and Buyer Operating Partnership and Seller General Partner and the Seller Partnership contained herein shall not survive the Closing hereunder.

                    Section 7.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

                          (a)     if to Parent or Buyer Operating
                                  Partnership, to:

                                  Berkshire Realty Holdings, L.P.
                                  One Beacon Street
                                  Suite 1500
                                  Boston, Massachusetts 02108
                                  Attention:  Douglas S. Krupp
                                  Telecopier:  (617) 423-8916


                                  with a copy to:

                                  Paul, Weiss, Rifkind, Wharton & Garrison
                                  1285 Avenue of the Americas
                                  New York, NY  10019-6064
                                  Attention:    James M. Dubin, Esq.
                                                Michele R. Jenkinson, Esq.
                                  Telecopier:  (212) 757-3990

                                  and






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

                                  Sullivan & Cromwell
                                  125 Broad Street
                                  New York, NY  10004-2498
                                  Attention:    Anthony J. Colletta, Esq.
                                  Telecopier:  (212) 558-3588

                                  and

                                  Simpson Thacher & Bartlett
                                  425 Lexington Avenue
                                  New York, NY 10017-3954
                                  Attention:    Gregory J. Ressa, Esq.
                                                Brian M. Stadler, Esq.
                                  Telecopier: (212) 455-2502

                          (b)     if to Seller General Partner or the Seller
Partnership, to:

                                  Berkshire Realty Company, Inc.
                                  One Beacon Street
                                  Suite 1550
                                  Boston, Massachusetts  02108
                                  Attention:  President
                                  Telecopier:  (617) 646-2373

                                  with a copy to:

                                  Hale and Dorr LLP
                                  60 State Street
                                  Boston, Massachusetts 02109
                                  Attention:    David E. Redlick, Esq.
                                                Kenneth A. Hoxsie, Esq.
                                  Telecopier:  (617) 526-5000

                                  and













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

                                  Baker & Hostetler LLP
                                  1900 East Ninth Street, Suite 3200
                                  Cleveland, Ohio 44114
                                  Attention:  Robert A. Weible, Esq.
                                  Telecopier:  (216) 696-0740

All notices shall be deemed given only when actually received.

                 Section 7.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

                 Section 7.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

                 Section 7.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 Section 7.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Seller General Partner and Seller Partnership in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and Buyer Operating Partnership shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Seller General Partner and Seller Partnership and to enforce specifically the terms and provisions of this Agreement in any federal court located in Delaware or in Chancery Court in Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. The parties acknowledge that Seller General Partner and Seller Partnership shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Buyer Operating Partnership or to enforce specifically the terms and provisions of this Agreement and that Seller General Partner's and Seller Partnership's sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 7.2 of the Merger Agreement. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in Delaware or Chancery Court located in Delaware in the event any dispute arises out of this



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

Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

                 Section 7.9   Interpretation.  The article and
Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

                 Section 7.10 Entire Agreement. The Merger Agreement (including the schedules, exhibits, documents or instruments referred to herein) and this Agreement together embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof and thereof.

                 Section 7.11  No Third Party Beneficiaries.  This
Agreement is not intended to, and does not, create any rights or benefits of any party other than the parties hereto.

                 Section 7.12 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

                 Section 7.13  Tax Election.  The parties hereby agree
that an election pursuant to Section 754 of the Internal Revenue Code shall be made for the Seller Partnership and each partnership which is a subsidiary of the Seller Partnership (or shall be in effect) with respect to any transfers of interests in the Seller Partnership pursuant to the Merger and the Partnership Merger.


                       [Signatures appear on next page]











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                 IN WITNESS WHEREOF, the Parent, Buyer Operating Partnership,
Seller General Partner and the Seller Partnership have caused this Agreement and Plan of Merger to be signed by a person duly authorized to do so as of the date first above written.

                                           BERKSHIRE REALTY HOLDINGS, L.P.


                                           By: /s/ DOUGLAS KRUPP
                                               -------------------------
                                               Name: Douglas Krupp
                                               Title: Authorized Signatory

                                           BRI ACQUISITION SUB, LP


                                           By:  /s/ DOUGLAS KRUPP
                                                -----------------------
                                                Name: Douglas Krupp
                                                Title: Authorized Signatory

                                           BERKSHIRE APARTMENTS, INC.


                                           By:  /s/ DAVID F. MARSHALL
                                                ------------------------
                                                Name: David F. Marshall
                                                Title: Chief Executive Officer

                                           BRI OP LIMITED PARTNERSHIP

                                           By: BERKSHIRE APARTMENTS, INC., its
                                                   general partner


                                                  By: /s/ DAVID F. MARSHALL
                                                      ----------------------
                                                      Name: David F. Marshall
                                                      Title: Chief Executive
                                                               Officer